June 28, 2004

Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
L'Autorité des Marché Financiers
The Office of the Administrator, Securities Administration Branch, New Brunswick
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador

Dear Sirs / Mesdames:

Re: Provident Energy Trust (the "Trust")

We were the auditors of the Redwater Natural Gas Liquids Processing System of Williams Energy (Canada), Inc. ("Redwater") for the year ended December 31, 2002 and under date of July 31, 2003 we reported on the following financial statements of Redwater incorporated by reference in the short form prospectus of the Trust relating to the sale and distribution of 12,100,000 Trust Units of the Trust and $50,000,000 aggregate amount of 8% Convertible Unsecured Subordinated Debentures of the Trust:

Balance sheet as at December 31, 2002; and

Statements of operations and cash flows for the year ended December 31, 2002.

The prospectus also incorporates by reference the following unaudited interim financial statements of Redwater:

Balance sheet as at June 30, 2003; and

Statements of operations and cash flows for the six-month periods ended June 30, 2003 and 2002.

We have not audited any financial statements of Redwater as at any date or for any period subsequent to December 31, 2002. Although we have performed an audit for the year ended December 31, 2002, the purpose and therefore the scope of the audit was to enable us to express our opinion on the financial statements as at December 31, 2002 and for the year then ended, but not on the financial statements for any interim period within that year. Therefore, we are unable to and do not express an opinion on the above-mentioned unaudited interim financial statements, or on the financial position, results of operations or cash flows of Redwater as at any date or for any period subsequent to December 31, 2002.

We have, however, performed a review of the unaudited interim financial statements of Redwater as at June 30, 2003 and for the six-month periods ended June 30, 2003 and 2002. We performed our review in accordance with Canadian generally accepted standards for a review of interim financial statements by an entity's auditor. Such an interim review consists principally of applying analytical procedures to financial data, and making enquiries of, and having discussions with, persons responsible for financial and accounting matters. An interim review is substantially less in scope than an audit, whose objective is the expression of an opinion regarding the financial statements. An interim review does not provide assurance that we would become aware of any or all significant matters that might be identified in an audit.

Based on our review, we are not aware of any material modification that needs to be made for these interim financial statements to be in accordance with Canadian generally accepted accounting principles.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

Chartered Accountants